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                                                                       EXHIBIT 5




                    SETTLEMENT AGREEMENT REGARDING CLAIM OF
                       WESTINGHOUSE ELECTRIC CORPORATION


     THIS SETTLEMENT AGREEMENT ("Settlement Agreement") is entered into by the Official Creditors' Committee for CSI Enterprises, Inc. and the Jointly-Administered Debtors (the "Committee") on behalf of Oren L. Benton ("Benton"), CSI Enterprises, Inc. ("CSI"), NUEXCO Trading Corporation ("NTC"), Energy Fuels Exploration Company ("EFEX"), Energy Fuels, Ltd. ("EFL"), and Energy Fuels Mining Joint Venture ("EFMJV") (collectively, the "Bankruptcy Estates") by and through their undersigned counsel and Westinghouse Electric Corporation ("Westinghouse").

                                    RECITALS
                                    --------

     A. On February 23, 1995, Benton, CSI, NTC, EFEX and EFL filed the above-captioned cases under chapter 11 of the United States Bankruptcy Code
(the "Case(s)") in the Bankruptcy Court for the District of Colorado (the "Bankruptcy Court"). The Benton, CSI, NTC, EFEX and EFL Cases are jointly-administered under chapter 11 Case No. 95-11642-CEM. On August 12, 1996, EFMJV filed a case under chapter 11 of the Bankruptcy Code and on August 22, 1996, the Bankruptcy Court ordered the EFMJV Case to be jointly administered with the Benton, CSI, NTC, EFEX and EFL Cases.

     B. On September 6, 1995, Westinghouse filed Proofs of Claim against the Benton Estate in the amount of $8,230,683 designated as Claim No. 52 and against the NTC Estate in the amount of $8,271,485 designated as Claim No. 78 (the "Westinghouse Claim").

     C. The Committee and Westinghouse have been actively engaged in settlement discussions and desire to resolve all disputes regarding the Westinghouse Claim by entering into this Settlement Agreement.

                              SETTLEMENT AGREEMENT
                              --------------------

     NOW, THEREFORE, the Committee and Westinghouse agree as follows:

     1.   Allowance of Claims. Westinghouse shall be allowed (i) a pre-petition,
          --------------------
general unsecured claim against the NTC Estate of $8,634,545 (the "NTC Allowed Claim") and (ii) a pre-petition, partially secured claim against the Benton Estate in the amount of $8,360,374 (the "Benton Allowed Claim" and together with the NTC Allowed Claim, the "Allowed Claims") in full and complete satisfaction of the Westinghouse Claim. The Benton Allowed Claim
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is secured by 736,842 shares of stock in Uranium Resources, Inc. ("URI") and
1,239,793 shares of stock in Ramtron which shall be applied to reduce the Benton Allowed Claim. The Allowed Claims represent all claims Westinghouse holds against the Bankruptcy Estates and any other claims or scheduled amounts against any of the Bankruptcy Estates shall be disallowed. The Allowed Claims shall be calculated as follows:


      Obligation                    NTC             Benton
      ----------                    ---             ------
Principal                        $7,803,913       $7,803,913

Pre-petition interest               426,770          426,770

Post-petition interest                  -0-          663,332

Cylinder Washing                     40,802              -0-

Cash Preference                     200,000              -0-

Uranium Preference                  163,060              -0-
                                 ----------       ----------
     Subtotal:                   $8,634,545       $8,894,015

Less 6% discount                        -0-          533,641
                                 ----------       ----------
     Total:                      $8,634,545       $8,360,374
                                 ==========       ==========


     2.   Preference Return. Westinghouse acknowledges that it received a
          ------------------
preference in the amount of $363,060 (the "Preference Amount") which shall be recovered as set forth in paragraph 5 below. The NTC Allowed Claim shall be increased by the Preference Amount. Westinghouse shall fund repayment of the Preference Amount solely from the proceeds of the liquidation of the collateral held by it as set forth in paragraph 5 below. The preference recovery has been taken into account in determining the amount of the Allowed Claims in paragraph 1 by increasing the NTC Allowed Claim, but not the Benton Allowed Claim.

     3.   Adjustment to Guarantees Against the Bankruptcy Estates. Westinghouse
          --------------------------------------------------------
is the beneficiary of a Guaranty executed by Benton. The amount of the Benton Allowed Claims have been reduced by six percent (6%) to account for a compromise between Westinghouse and the Benton Estate in respect of the Guaranty and in consideration of the waiver by the Estates of potential fraudulent conveyance claims against Westinghouse.

     4.   Interest and Attorneys' Fees. Westinghouse shall receive pre-petition
          -----------------------------
interest of $853,540 and post-petition interest of


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$663,332 (which constitutes post-petition interest through February 23, 1996 accrued against the Benton Estate) as part of its Allowed Claims. No interest shall accrue after February 23, 1996 through the Effective Date as defined in the Plan of Reorganization for the Jointly Administered Debtors (the "Plan"). Interest will then accrue from and after the Effective Date at _____ percent per annum. Westinghouse shall not receive any use charges or attorneys' fees.

     5.   Distribution on Secured Guaranty. The URI and Ramtron stock shall be
          ---------------------------------
sold at a public or private sale by Westinghouse. The URI stock has been liquidated at $9.54 per share, generating sale proceeds of $7,029,473, which shall be applied in full to the Benton Allowed Claim. The Estates have the right to purchase the Ramtron stock from Westinghouse by paying to Westinghouse the amount of the secured portion of the Benton Allowed Claims plus (if not already repaid) the Preference Amount.

          The parties hereto agree to permit Westinghouse and the Estates to receive the proceeds of the URI and Ramtron stock. Westinghouse will consult with and obtain the opinion of the Blackstone Group prior to consummating the sale of the Ramtron stock. The proceeds of the sale of the URI stock have been distributed to Westinghouse. The proceeds of the sale of the Ramtron stock shall be allocated (i) first, to the costs of sale, (ii) then, to the NTC Estate, until the NTC Estate shall have received $363,060, (iii) then, to Westinghouse, until the secured portion of the Benton Allowed Claim shall be satisfied, and (iv) finally, any excess shall be paid to the Benton Estate. Upon satisfaction of the secured portion of the Benton Allowed Claim, the NTC
Allowed Claim shall be disallowed.

     6.   Release of Claims. The Bankruptcy Estates by this Settlement
          ------------------
Agreement shall be deemed to release all other avoidance actions or claims except as expressly provided herein against Westinghouse. Westinghouse shall release all claims against the Bankruptcy Estates, the Committee and their respective professionals except to the extent of the claims allowed herein.

     7.   Bankruptcy Court Approval. The parties agree that this Settlement
          --------------------------
Agreement is contingent upon approval by the Bankruptcy Court and entry of an order granting the Committee's Motion for Approval of the Settlement Agreement.

     8.   Dismissal of Ancillary Actions. The Order approving this Settlement
          -------------------------------
Agreement also shall dismiss any and all pending contested matters or adversary proceedings between the Bankruptcy Estates, the Committee, and Westinghouse.

     9.   Consent to Settlement Agreement. The Bankruptcy Estates and the
          --------------------------------
Committee are fully apprised of the merits of the Westinghouse Claim, support the approval of this Settlement

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Agreement, and waive any notice of this Settlement Agreement that may be required.

     10.  Representations.  The parties represent that they are the proper
          ----------------
parties to enter into this Settlement Agreement and that, other than Bankruptcy Court approval, they possess all requisite power and authority to enter into this Settlement Agreement, through their respective attorneys. Westinghouse further represents that it is the only party entitled to receive payment with respect to the Westinghouse Claim, that it owns the Westinghouse Claim and that it has not assigned the Westinghouse Claim.

     11.  Waiver of Notice.  The parties agree that they will request the
          -----------------
Bankruptcy Court to enter an order approving the Settlement Agreement without further notice or hearing to expedite confirmation of the Plan or any of the Bankruptcy Estates' plan(s) of reorganization.

     12.  Further Assurances.  The parties agree that they will cooperate in
          -------------------
executing all documents necessary to effectuate this Settlement Agreement.

     13.  Integration and Amendment.  This Settlement Agreement constitutes the
          --------------------------
entire agreement entered into by the parties regarding the subject matter hereof and may not be amended, altered, modified or otherwise changed except by writing executed by a duly authorized representative of each of the parties hereto. Any material modification shall be subject to the approval of the Bankruptcy Court. This Settlement Agreement shall in no event be construed or deemed to be evidence of any admission on the part of anyone.

     14.  Counterparts.  This Settlement Agreement may be executed in any
          -------------
number of counterparts, each of which shall be an original, and all of which when taken together shall constitute one and the same document.

     15.  Governing Law.  This Settlement Agreement shall be governed by and
          --------------
construed in accordance with the laws of the State of Colorado, except to the extent that it is governed by the United States Bankruptcy law.




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     16.  Jurisdiction and Venue.  The Bankruptcy Court shall have jurisdiction
          -----------------------
to resolve all disputes concerning the interpretation and enforcement of this Settlement Agreement.

     DATED this ___th day of _____________, 1997.

                                     SETTLED AND AGREED TO BY:

                                     LeBOEUF, LAMB, GREENE & MacRae, L.L.P.


                                     BY:  /s/ James L. Huemoeller
                                          -------------------------------------
                                          Carl A. Eklund, #3399
                                          James L. Huemoeller, #14554
                                          Thomas M. Kim, CA Bar No. 139110
                                          633 17th Street, Suite 2000
                                          Denver, Colorado 80202
                                          Telephone: (303) 291-2600
                                          Facsimile: (303) 297-0422

                                          ATTORNEYS FOR THE OFFICIAL JOINT
                                          CREDITORS' COMMITTEE



                                     WESTINGHOUSE ELECTRIC CORPORATION


                                     BY:  /s/ R. L. Caruso
                                          -------------------------------------
                                          R. L. Caruso
                                          Title: Director, Business Unit Credit
                                          4350 Northern Pike
                                          Monroeville, Pennsylvania 15146
                                          Telephone: (412) 374-2408
                                          Facsimile: (412) 374-3094

                                     ATTORNEYS FOR WESTINGHOUSE ELECTRIC
                                     CORPORATION






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